Exhibit 99.1

NASDAQ:ARTW CONTACT: Carrie Majeski (712) 864-3131

ART'S-WAY THIRD QUARTER AND 9 MONTH RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (October 16,
2006) released the following results for the third fiscal quarter and nine months ended August 31, 2006.

Highlights:
	    "   Year to date sales were 25% ahead of the same period in
                2005.
            "	As of August 31, 2006 order backlog increased to $4,210,000
                compared to $2,629,000 a year ago, Art's-Way Vessels, Inc. attributed $1,894,000 of the overall increase and Art's-Way Scientific, Inc. attributed $1,336,000 of the overall increase.

    (all figures in thousands of dollars except per share amounts)

                                              Quarter Ended
                                      August 31, 2006	August 31, 2005

Net Sales . . . . . . . . . . .	            $ 6,056         $ 4,190
Gross Profit  . . . . . . . . .               1,400           1,069
Income from Operations . . . .                  416             454
Interest and Other Expense. . .                  82	         62
Income before Income Taxes . .                  334             392
Income Tax Expense . . . . . .                  154             133
Net Income . . . . . . . . . .                  180             259
Basic Income Per Share (a). . .             $	.09         $	.13
Diluted Income Per Share (b) .                  .09             .13

                                              Nine Months Ended
                                      August 31, 2006   August 31, 2005

Net Sales . . . . . . . . . .               $14,470	    $11,582
Gross Profit . . . . . . . .                  4,065           3,346
Income from Operations . . .                  1,217           1,308
Interest and Other Expense .                    223             147
Income before Income Taxes .                    994           1,160
Income Tax Expense . . . . .                    388             409
Net Income . . . . . . . . .                    606             751
Basic Income Per Share (a) .                $	.31         $   .39
Diluted Income Per Share (b).                   .31             .38

(a) Basic income per share based on the weighted average number of shares outstanding 1,973,176 and 1,958,611 for the quarter; and 1,970,037 and 1,947,009 for the nine months ended August 2006 and 2005, respectively.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,979,701 and 1,974,656 for the quarter; and 1,978,092 and 1,968,595 for the nine months ended August 2006 and 2005, respectively.

The third quarter and year to date net sales were 45% and 25% respectively, higher than for the comparable periods one year ago. In addition to the sales from our two new subsidiaries, we experienced a shift in sales in 2006. Art's Way Manufacturing's sales of grinder mixers were spread more evenly in 2006 compared to 2005 when we shipped a large amount of grinders in the first quarter.

Consolidated revenues increased $1,866,000 for the third quarter of 2006. Art's-Way Manufacturing's revenues increased $614,000, Art's-Way Vessel's (acquired in October of 2005) revenues increased $1,151,000, and Art's-Way Scientific's (acquired in August of 2006) revenues increased $101,000. Year to date revenues of $14,470,000 for 2006 represent an increase of $2,888,000 over the same period in 2005. Sales increased by $151,000 for Art's-Way Manufacturing, $2,636,000 for Art's-Way Vessels and $101,000 for Art's-Way Scientific. Art's-Way Manufacturing's consolidated gross profit of 28% year to date has remained stable compared to the same period one year ago of 29%.

Art's-Way Manufacturing's gross profit is down from 29% to 26% year to date. Quarterly gross profit is down 2.4%. This decline is due to a reduction in sales of grinder mixers which have a slightly higher margin than some of our other product offerings. Art's-Way Vessel's higher gross margin offset Art's-Ways declining gross margin.

Consolidated operating expenses as a percent of sales increased by 1% for the quarter ended August 2006. Year to date operating expenses increased $810,000 compared to 2005 or by 2% of sales. Of this amount $667,000 relates directly to the addition of Art's-Way Vessels and $77,000 relates directly to the addition of Art's-Way Scientific.

Art's-Way Manufacturing's consolidated engineering expenses were down $74,000 for the first nine months of 2006 as compared to 2005. In 2005 we hired an outside engineering firm to aid in the development of an exportable beet harvester.

Art's-Way Manufacturing's selling expenses were up for the first nine months of 2006 by $86,000 over the same period one year ago. This increase is mainly due to an increase in commission, advertising and trade show expenses.

We experienced an increase in interest expense of $96,000 in the first nine months of 2006 as a result of the rising prime interest rate over the past 21 months and an additional borrowing of $1,500,000 during the second quarter of fiscal 2006.

The order backlog at the end of September 2006 was $ 4,210,000 compared to $2,629,000 one year ago. Art's-Way Manufacturing's order backlog as of September 22, was $980,000 while Art's-Way Vessel's was $1,894,000 and Art's-Way Scientific's was $1,336,000.

In 2005 our backlog included approximately $1,850,000 in blower orders for Art's-Way Manufacturing's OEM dealers. This year, CNH has extended its order writing period to its dealers and has not submitted a firm purchase order. We estimate Art's-Way Manufacturing's backlog will increase by approximately $1,300,000 once we receive a firm purchase orders. This estimate is based on preliminary forecasts by CNH and H&S Manufacturing.

Gehl, one of our main competitors in the grinder mixer market, announced in April, that it was ceasing operation of its agricultural product lines. We feel that we are in an excellent position to capture some of this market share and are optimistic that this will increase our grinder mixer sales.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing, crop shredding equipment and seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Starting in fiscal 2004, the Company is manufacturing moldboard plows under its own label under a license agreement with CNH. After market service parts are also an important part of the Company's business. Our wholly owned subsidiary Art's-Way Vessels Inc. manufactures pressurized tanks and vessels. Our wholly owned subsidiary Art's-Way Scientific Inc. manufactures modular buildings.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.